Exhibit 10.7

THE HILLSHIRE BRANDS COMPANY
ANNUAL INCENTIVE PLAN FOR
FISCAL YEAR 2014

The Hillshire Brands Company Annual Incentive Plan for Fiscal Year 2014 (the “FY14 AIP”) contains certain capitalized terms which have special meaning under the FY14 AIP. Such terms are defined when they first appear in the FY14 AIP or in Attachment 1.
Purpose
The objective of the FY14 AIP is to advance the interests of The Hillshire Brands Company (“Hillshire Brands” or the “Company”) by:

a)	Rewarding financial performance of Hillshire Brands that contributes to increased stockholder value;

b)	Measuring the effectiveness of Hillshire Brands operating performance, sales and capital management and marketing investments; and

c)	Continuing to provide significant rewards to eligible employees of Hillshire Brands for exceptional performance.
Incentive Opportunity and Performance Objectives
Attachment 2 shows the FY14 AIP Target and Maximum bonus payout opportunities at the various salary bands. Notwithstanding the bonus opportunity levels set forth in Attachment 2, during the Incentive Plan Year, the Committee may, in its sole discretion, adjust the target payout levels applicable to certain Participants.
The following applies to the FY14 AIP generally:

•	The performance measures for the Incentive Plan Year which have been approved by the Committee (the “Performance Measures”) are:

•	Net Sales – 16.67% of target bonus opportunity

•	Operating Income –16.67% of target bonus opportunity

•	Average Working Capital – 16.66% of target bonus opportunity

•	Market Share Increase – 10% of target bonus opportunity

•	MAP Spend as a Percentage of Sales – 10% of target bonus opportunity

•	Percentage of Net Sales from Innovation – 10% of target bonus opportunity

•	Fuel Growth through Efficiency Savings – 10% of target bonus opportunity

•	Gross Productivity Savings – 10% of target bonus opportunity

•	The specific performance goals within the approved Performance Measures for the Incentive Plan Year which have been approved by the Committee (the “Performance Goals”) are

The Hillshire Brands Company
Annual Incentive Plan for Fiscal Year 2014

described below under the section heading “Performance Goals and Incentive Award Payout Levels.”

•
When expressed as a percentage of target bonus opportunity, the weighting of each Performance Measure is the same for each salary band, as may be applicable during the Incentive Plan Year. A summary of Performance Measures and the corresponding incentive opportunities for Participants are shown in Attachment 3.

•	The maximum payout opportunity is 150% of target bonus opportunity, and threshold payout opportunity is 25% of target bonus opportunity.
Performance Period
All objectives are measured over the Incentive Plan Year, unless otherwise indicated by the Committee.
Performance Levels
Maximum – A high level of performance exceeding targeted performance and requiring “stretch” achievement of the Performance Goal beyond the Annual Operating Plan (“AOP”) level.
Midpoint – Midpoint level of performance equivalent to achievement at the AOP level.
Threshold – Performance that just achieves an acceptable level of results warranting incentive recognition.

The Hillshire Brands Company
Annual Incentive Plan for Fiscal Year 2014

Performance Goals and Incentive Award Payout Levels

Measure	Weighting	Threshold (25%)	Target (100%)	Maximum (150%)
Net Sales	16.67%	(1)	(1)	(1)
Operating Income	16.67%	(1)	(1)	(1)
Average Working Capital	16.66%	(1)	(1)	(1)
Market Share Increase	10%	(1)	(1)	(1)
MAP Spend as a % of Sales	10%	(1)	(1)	(1)
% of Net Sales from Innovation	10%	(1)	(1)	(1)
Fuel Growth through Efficiency Savings	10%	(1)	(1)	(1)
Gross Productivity Savings	10%	(1)	(1)	(1)

(1)	The specific performance goals for fiscal year 2014 were approved by the Committee and are contained in the minutes of the meeting at which the FY14 AIP was approved.
Attachment 4 graphically displays the payout curve for all eight Performance Goals. Straight-line interpolation is used for calculating results between performance levels.
Incentive Award Payments
Incentive award payments are distributed as soon as practicable after the Incentive Plan Year results have been reported by the Company and the individual awards requiring the review and approval of the Committee have been approved by the Committee. Except as otherwise provided in the FY14 AIP, a Participant must be an employee of Hillshire Brands on the incentive payment date in order to be eligible to receive any incentive award.
Administrative Provisions
The Committee and the Chief Executive Officer shall administer the FY14 AIP jointly and their determinations and decisions shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law. The Chief Human Resources Officer, or anyone serving in the equivalent position, and Chief Financial Officer of the Company will be responsible for the administrative procedures governing the FY14 AIP, including ensuring the existence of approved performance measures and specific performance goals and the presentation to the Committee for its approval at the end of the Incentive Plan Year of the performance results under the FY14 AIP. The following administrative procedures shall govern:

a)
The Committee will approve individual incentive awards for all corporate officers, those executives in salary band Senior Vice President I and above. The Chief Executive Officer of the Company and his or her direct reports may approve all other incentive awards.

b)	Any awards earned under the FY14 AIP will be paid in cash.

The Hillshire Brands Company
Annual Incentive Plan for Fiscal Year 2014

c)	An individual performance modifier from 0 to 150% will be applied to the incentive payment based on an employee’s performance rating.

d)
In the Committee’s sole discretion, a newly hired employee who begins participation during the Incentive Plan Year may be eligible for a Pro-rated Incentive Award from the date of entry into the FY14 AIP. The newly hired employee should have been actively employed in a bonus-eligible role by the first working day of the last fiscal quarter of the Incentive Plan Year in order to receive consideration for a Pro-rated Incentive Award.

e)
Employees promoted into an AIP-eligible position will become a Participant in the FY14 AIP for the current Incentive Plan Year effective with the date of the promotion and will be eligible to receive a Pro-rated Incentive Award.

f)
If an employee transfers into an AIP-eligible role with more than one fiscal calendar quarter remaining in the Incentive Plan Year and meets the eligibility requirements as described in the FY14 AIP, the employee will become a Participant in the FY14 AIP for the current Incentive Plan Year effective with the date of the transfer and will be eligible to receive a Pro-rated Incentive Award. If an employee transfers into an AIP-eligible role with less than one fiscal calendar quarter remaining from another incentive plan (e.g., a sales incentive plan) in the Incentive Plan Year, the Participant is not eligible to participate in the FY14 AIP for the current Incentive Plan Year.

g)
If a Participant transfers out of an AIP-eligible role with less than one fiscal calendar quarter remaining in the Incentive Plan Year to a role eligible for another incentive plan (e.g., the Hillshire Brands sales incentive plan), the Participant will remain a part of the FY14 AIP for the entire Incentive Plan Year and the incentive award payable to such Participant will not be pro-rated. If a Participant transfers out of an AIP-eligible role with more than one calendar quarter remaining in the Incentive Plan Year, the Participant will only be eligible to receive a Pro-rated Incentive Award based on their AIP-eligible earnings attributable to the time they were employed in the FY14 AIP-eligible role.

h)	In the case of death, Disability or retirement during the Incentive Plan Year, a Participant or the Participant’s estate is eligible for a Pro-rated Incentive Award.

i)	A Participant who is involuntarily terminated during the Incentive Plan Year and receives severance pay under a Hillshire Brands severance plan is eligible for a Pro-rated Incentive Award.

j)
Unless otherwise approved by the Committee or the Chief Executive Officer of Hillshire Brands, as applicable, and subject in any case to subparagraph (k), any Participant who voluntarily terminates, or who is involuntarily terminated and does not receive severance pay, regardless of the Participant’s eligibility for retirement status, during the Incentive Plan Year will not be entitled to any incentive award attributable to the Incentive Plan Year.

k)
In the event that the division, business unit or business segment of Hillshire Brands to which at least 80% of a Participant’s time is dedicated or from which the Participant is on leave of absence is sold, closed, spun off or otherwise divested and, as a result of such transaction, the Participant’s employment with Hillshire Brands is terminated, as of the closing date of such transaction the Participant will be entitled to a Pro-rated Incentive Award.

The Hillshire Brands Company
Annual Incentive Plan for Fiscal Year 2014

l)
Notwithstanding anything contained in the FY14 AIP to the contrary, a Participant may be entitled to receive either an increased or reduced incentive award payment, or no incentive award payment whatsoever, attributable to the Incentive Plan Year upon the occurrence of any of the following events:

1) If any Participant engages in any activity contrary or harmful to the interests of the Company, including but not limited to: (i) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Company, (ii) violating any Company policy, (iii) soliciting any present or future employees or customers of the Company to terminate such employment or business relationships(s) with the Company, (iv) disclosing or misusing any confidential information regarding the Company, or (v) participating in any activity not approved by the Board which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (as defined in the Hillshire Brands 2012 Long-Term Incentive Stock Plan), then the Participant will not be entitled to any incentive award attributable to the Incentive Plan Year.
2) This paragraph (l)(2) applies only to those Participants who are “officers” of the Company, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934 during the Incentive Plan Year and who participate in any Hillshire Brands Executive Management Long-Term Incentive Program (each such Participant, an “Officer Participant”). If an Officer Participant receives an incentive award payment that was predicated upon the Company achieving certain Performance Measures (the “Original Payout”) and, within two years after the date of such Original Payout, the Company restates its financial statements due to material noncompliance with the financial reporting requirements under the securities laws (such restated financial statements, the “Restated Financials”), then the amount of the incentive award payment for such Officer Participant shall be recalculated based on the Restated Financials (such recalculated amount, the “Restated Amount”). If the Original Payout is greater than the Restated Amount, then the Company shall be entitled to recoup from such Officer Participant, and such Officer Participant shall pay to the Company, in cash, an amount equal to (i) the Original Payout, less (ii) the Restated Amount. If the Restated Amount is greater than the Original Payout, then the Company shall pay to the Officer Participant an amount equal to (x) the Restated Amount, less (y) the Original Payout. Any such payment or recoupment shall be due and payable within 90 days after the date on which the Company files the Restated Financials with the Securities and Exchange Commission. If an Officer Participant elected to defer part or all of their Original Payout pursuant to the Hillshire Brands Executive Deferred Compensation Plan, then the Officer Participant’s account under such Deferred Compensation Plan automatically shall be credited or charged so that the amount deferred in connection with such incentive award payment equals the Restated Amount. No interest will be due to or paid by the Company or the Officer Participant to the other with respect to any true up payment. Notwithstanding the foregoing, the Committee may determine, in its discretion and based on the circumstances leading to the filing of the Restated Financials, that recoupment or payment under this paragraph (l)(2) of the Restated Amount is not practical and may elect to forego the application of this paragraph (l)(2).

m)	Performance results under the FY14 AIP will be measured in accordance with the Definitions in Attachment 1.

The Hillshire Brands Company
Annual Incentive Plan for Fiscal Year 2014

n)	Business and individual performance results and Eligible Earnings will be used to determine the incentive award payment.

o)
Except as noted otherwise in the FY14 AIP, any Participant who is entitled to receive an award to the extent that Performance Goals are met must be actively employed on the date that incentive awards are distributed in order to receive payment.

p)
Hillshire Brands reserves the right to offset against any incentive award payment owed by Hillshire Brands to a terminating or terminated Participant any amounts to which Hillshire Brands has a “claim of right.”

q)
The terms of the FY14 AIP shall be construed and paid in such manner as to satisfy the short-term deferral exception to the application of Section 409A of the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”), as set forth in Subsections (a)(4) and (b)(4) of Treasury Regulations Section 1.409A-1. In the event that any incentive award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The FY14 AIP shall be interpreted and construed accordingly

r)
Nothing herein shall be construed as an agreement or commitment to employ any Participant or to employ a Participant for any fixed period of time or constitute a commitment by Hillshire Brands that any Participant will continue to receive an incentive award or will continue as a Participant in the FY14 AIP.

s)
The Committee reserves the right to amend, modify, interpret or terminate the FY14 AIP or awards to be paid under the FY14 AIP, in whole or in part, at any time for any reason. Specifically, an individual’s target bonus opportunity may be modified during the Incentive Plan Year in the Committee’s discretion and the performance criteria may be adjusted by the Committee for extraordinary and similar items that prevent undue and/or unintended gain or loss.

t)	The Committee may delegate certain administrative responsibilities to the Chief Executive Officer except for the following:
1) Any actions affecting the Chief Executive Officer, and other elected officers of Hillshire Brands, as applicable,
2) Approval of corporate Performance Goals and certification of performance results relative to such standards following the end of the Incentive Plan Year, and
3) Approval of any substantive changes or amendments to the FY14 AIP.

u)
A Participant’s rights and interests under the FY14 AIP, including any amounts payable under the FY14 AIP, may not be assigned, pledged, or transferred, except in the event of the Participant's death when payment is made to the Participant’s estate.

v)
The Company shall have the right to withhold from any incentive award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy

The Hillshire Brands Company
Annual Incentive Plan for Fiscal Year 2014

obligations for the payment of withholding taxes and other tax obligations relating to an incentive award.

w)
Nothing contained in the FY14 AIP, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive a payment under the FY14 AIP, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the FY14 AIP. The FY14 AIP is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

x)	The FY14 AIP shall be construed, administered and enforced in accordance with the laws of Illinois without regard to conflicts of law.

y)
In the event that any provision of the FY14 AIP shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the FY14 AIP, but shall be fully severable, and the FY14 AIP shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

The Hillshire Brands Company
Annual Incentive Plan for Fiscal Year 2014

Special Provisions Related to the Hillshire Brands Performance-Based Incentive Plan
Notwithstanding any provision of the FY14 AIP to the contrary, with respect to each Participant who is covered by the Hillshire Brands Performance-Based Incentive Plan (the “PBIP”), formerly the Sara Lee Corporation Performance-Based Incentive Plan, any incentive award under the FY14 AIP is:

•	Intended to qualify as performance-based compensation deductible by the Company under the qualified performance-based compensation exception to Section 162(m) of the Code;

•
Subject to all of the terms and conditions of the PBIP, which for such Participants is incorporated into the FY14 AIP by this reference, including (a) the dollar limit on awards of incentive compensation pursuant to the PBIP (the “PBIP Maximum”), which may reduce the incentive award that otherwise would have been payable to a Participant under the FY14 AIP if he or she was not covered by the PBIP, and (b) the Committee’s discretionary authority to reduce the amount of any incentive award below the PBIP Maximum; and

•	The exclusive award of incentive compensation pursuant to the inter-related PBIP and FY14 AIP for the Incentive Plan Year.

The Hillshire Brands Company
Annual Incentive Plan for Fiscal Year 2014

Attachment 1
DEFINITIONS

a.
Average Working Capital is a 13-point average of Core Working Capital as of the period-end for fiscal year 2013 Period 12 and the period-end balances for each of the twelve periods of fiscal year 2014.

b.	Board means the Hillshire Brands Board of Directors, as constituted from time to time.

c.
Brand Dollar Sales means sales dollars as tracked by IRI for Hillshire Brand’s Seven Key Brands sold through the tracked multioutlet channels which include grocery, drug, Target, K Mart, Wal-Mart, Sam’s Club, BJ’s Club stores, Dollar Stores and military commissaries.

d.
Category Dollar Sales means sales dollars as tracked by IRI for Hillshire Brand’s Categories sold through the tracked multioutlet channels. The Categories are hot dogs, corn dogs, breakfast sausage, frozen protein breakfast, mainstream lunchmeat, smoked sausage and super premium smoked sausage.

e.	Committee is the Compensation and Employee Benefits Committee or other committee appointed by the Board.

f.	Core Working Capital means the Company’s net accounts receivable plus net inventories less accounts payable, excluding intercompany receivable and intercompany accounts.

g.	Direct Lean Savings is defined as decreases in procurement driven and business unit driven costs.

h.	Disability means a Participant meets the conditions set forth in the definition of disability under the Hillshire Brands sponsored long term disability plan as determined by the Committee.

i.
Eligible Earnings mean regular salary or wages paid to the Participant from June 30, 2013 through June 28, 2014. It does not include allowances, reimbursements, commissions, other incentives, severance, lump sums, awards, deferred compensation and compensation attributable to the exercise of stock options or other forms of long-term incentive compensation.

j.	Fuel Growth through Efficiency Savings means obtaining operating income benefits by improving productivity, pricing and trade promotion effectiveness, and reducing general and administrative costs.

k.	Gross Productivity Savings means obtaining operating income benefits through Plant Indirect Lean Savings, Direct Lean Savings, Logistics Lean Savings and Operating Leverage.

l.	Incentive Plan Year is the Company’s fiscal year 2014 starting on June 30, 2013 and ending on June 28, 2014.

m.	Innovation is defined as a new customer or consumer benefit that has a commercial impact.

The Hillshire Brands Company
Annual Incentive Plan for Fiscal Year 2014

n.
IRI stands for Information Resources, Inc. which is a market research company which provides clients with consumer, shopper, and retail market intelligence and analysis focused on the consumer packaged goods industry.

o.	Logistics Lean Savings means decreasing distribution costs.

p.	MAP Spend as a Percentage of Sales means the marketing, advertising and promotional expenses for Hillshire Brands divided by Net Sales.

q.
Market Share Increase means Brand Dollar Sales for one of the Seven Key Brands over the Category Dollar Sales for that brand for fiscal year 2014 less Brand Dollar Sales for that brand over the Category Dollar Sales for that brand for fiscal year 2013. This measure is applicable for Hillshire Brands’ Seven Key Brands.

r.
Net Sales means that portion of the Company’s Adjusted Net Sales, as disclosed in the Company’s earnings press releases and filings with the SEC, as may be further adjusted by the Committee to (i) include or exclude the results of businesses acquired and/or divested during the measurement period, to the extent such results were included or excluded in the Company’s annual operating plan, (ii) adjust for currency exchange rates used in the Company’s annual operating plan, and/or (iii) prevent undue and/or unintended gain or loss.

s.	Operating Leverage is defined as the spreading of fixed costs against pounds produced.

t.
Operating Income means the Company's net sales minus: the cost of sales; selling, general and administrative expenses; net charges for exit activities, asset and business dispositions; and impairment charges.

u.
Participant means individuals who are regularly employed by Hillshire Brands in salary bands Manager through Chief Executive Officer. Except as directed in writing by the Committee, the following individuals are not eligible to participate in the FY14 AIP in any manner: (i) employees of Aidells Sausage Company, Inc., Golden Island Jerky Company, Inc., or any other subsidiary of Hillshire Brands, and (ii) employees of Hillshire Brands in salary bands Manager through Senior Manager who are eligible for a sales incentive plan.

v.	Percent of Sales from Innovation means the dollar value of Retail sales of products which resulted from Innovation divided by Net Sales.

w.	Plant Indirect Lean Savings means obtaining positive material and operating variances at the Company’s manufacturing locations.

x.
Pro-rated Incentive Award means an amount equal to the incentive award otherwise payable to the Participant for an Incentive Plan Year in which the Participant was actively employed by the Company for only a portion thereof, multiplied by a fraction, the numerator of which is the number of days the Participant worked during the Incentive Plan Year (i.e., was coded as active on the payroll system) and the denominator of which is the total number of days in the Incentive Plan Year. Any such pro-rated incentive award will be distributed at the same time as incentive awards are distributed to actively employed Participants.

The Hillshire Brands Company
Annual Incentive Plan for Fiscal Year 2014

y.
Retail is defined as the segment of the Company’s business that sells a variety of packaged meat and frozen bakery products primarily to supermarkets, warehouse clubs and national chain customers in North America.

z.
Seven Key Brands means Ball Park Hot Dogs, State Fair Corn Dogs, Jimmy Dean Breakfast Sausage, Jimmy Dean Frozen Breakfast, Hillshire Farm Lunchmeat, Hillshire Farm Smoked Sausage and Aidells Smoked Sausage.

aa.
Significant Items mean those items that are reported by the Company in its annual report in the table entitled “Impact of Significant Items on Income from Continuing Operations, Net Income and Diluted Earnings Per Share” and that meet the Controller’s criteria for materiality and that are not indicative of our core operating results. Significant items vary each year and may include items such as charges for exit activities, impairment charges, tax costs and benefits resulting from the disposition of a business, gains or losses on the sale of discontinued operations and changes in tax valuation allowances.

The Hillshire Brands Company
Annual Incentive Plan for Fiscal Year 2014

Attachment 2

TARGETS AND MAXIMUMS

Salary Bands	Target %	Maximum %
CEO	100.00%	150.00%
SVPII	80.00%	120.00%
SVPI	70.00%	105.00%
VPII	55.00%	82.50%
VPI	55.00%	82.50%
DIR	35.00%	52.50%
SMGR	15.00%	22.50%
MGR	10.00%	15.00%

The Hillshire Brands Company
Annual Incentive Plan for Fiscal Year 2014

Attachment 3

PERFORMANCE MEASURES AND WEIGHTINGS

Performance Measures as a % of Target Annual Incentive Opportunity
Salary Band	Net Sales	Operating Income	Working Capital	Market Share Increase	MAP Spend as a % of Sales	% of Sales from Innovation	Fuel Growth via Efficiencies	Gross Productivity Savings	Target Annual Incentive Opportunity
	16.67%	16.67%	16.66%	10.00%	10.00%	10.00%	10.00%	10.00%	100.00%

Chief Executive Officer	16.67%	16.67%	16.66%	10.00%	10.00%	10.00%	10.00%	10.00%	100.00%
Senior Vice President II	13.34%	13.33%	13.33%	8.00%	8.00%	8.00%	8.00%	8.00%	80.00%
Senior Vice President I	11.67%	11.67%	11.66%	7.00%	7.00%	7.00%	7.00%	7.00%	70.00%
Vice President II	9.17%	9.17%	9.16%	5.50%	5.50%	5.50%	5.50%	5.50%	55.00%
Vice President I	9.17%	9.17%	9.16%	5.50%	5.50%	5.50%	5.50%	5.50%	55.00%
Director	5.84%	5.83%	5.83%	3.50%	3.50%	3.50%	3.50%	3.50%	35.00%
Senior Manager	2.50%	2.50%	2.50%	1.50%	1.50%	1.50%	1.50%	1.50%	15.00%
Manager	1.67%	1.67%	1.66%	1.00%	1.00%	1.00%	1.00%	1.00%	10.00%

The Hillshire Brands Company
Annual Incentive Plan for Fiscal Year 2014

Attachment 4

PAYOUT CURVE FOR ALL PERFORMANCE MEASURES